EXHIBIT 99.G

                                CUSTODY AGREEMENT
                                -----------------

         THIS AGREEMENT is made this 15th day of October, 1996 by and between Nations LifeGoal Funds, Inc. (the "Company") on behalf of its portfolios listed on Schedule I, as such Schedule may be amended from time to time (individually a "Fund" and collectively the "Funds") and NationsBank of Texas, N.A., a national banking association (the "Custodian").

                               W I T N E S S E T H
                               -------------------

         WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and
         WHEREAS, the Company desires to retain the Custodian to serve as the Company's custodian and the Custodian is willing to furnish such services;
         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. The Company hereby appoints the Custodian to act as custodian of its portfolio securities, cash and other property on the terms set forth in this Agreement. The Custodian accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 24 of this Agreement. The Custodian agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. The Company may from time to time issue separate series, classes or classify and reclassify shares of any such series or class. The Custodian shall identify to each such series or class Property, as hereinafter defined, belonging to such series or class and in such reports, confirmations and notices and to the Company called for under this Agreement shall identify the series or class to which such report, confirmation or notice pertains.

         2. Delivery of Documents. The Company has furnished the Custodian with copies properly certified or authenticated of each of the following:

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                  (a) Resolutions of the Company's Board of Directors
authorizing the appointment of the Custodian as Custodian of the portfolio securities, cash and other property of the Company and approving this Agreement;

                  (b) Schedule A identifying and containing the signatures of the Company's officers and/or other persons authorized to issue Oral Instructions and to sign Written Instructions, as hereinafter defined, on behalf of the Company;

                  (c) Schedule B setting forth the names and signatures of the present officers of the Company;

                  (d) The Company's Articles of Incorporation filed with the State of Maryland and all amendments thereto (such as currently in effect and as they shall from time to time be amended, are herein called the "Charter");

                  (e) The Company's By-Laws and all amendments thereto (such By-Laws, as currently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

                  (f) Resolutions of the Company's Board of Directors appointing the investment advisers and sub-adviser of the Company and resolutions of the Company's Board of Directors and the Company's shareholders approving (i) the Investment Advisory Agreement (the "Investment Advisory Agreement") dated October 15, 1996 between the Company, on behalf of the Portfolios, and NationsBanc Advisors, N.A. ("NBAI"); (ii) the Sub-Advisory Agreement (the "Sub-Advisory Agreement") dated October 15, 1996 among the Company, on behalf of the Portfolios, NBAI and TradeStreet Investment Associates, Inc. ("TradeStreet") (as used herein the Adviser shall mean NBAI and/or TradeStreet as the context may require);

                  (g) The Investment Advisory Agreement, dated October 15, 1996;

                  (h) The Sub-Advisory Agreement, dated October 15, 1996;

                  (i) The Distribution Agreement, dated October 15, 1996, between the Company and Stephens Inc. ("Stephens");

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                  (j) The Administration Agreement, dated October 15, 1996,
between the Company on behalf of the Funds and Stephens;

                  (k) The Co-Administration Agreement, dated October 15, 1996, between the Company and First Data Investor Services Group, Inc.

                  (l) The Company's Notification of Registration filed pursuant to Section 8(a) of the 1940 Act, as filed with the Securities and Exchange Commission (the "SEC");

                  (m) The Company's current Registration Statement on Form N-1A under the 1940 Act and the Securities Act of 1933, as amended ("the 1933 Act") as filed with the SEC, relating to shares of common stock of the Company, without par value (the "Shares");

                  (n) The current prospectuses and statements of additional information of each of the Funds, including all amendments and supplements thereto (the "Prospectuses"). The Company will furnish the Custodian from time to time with copies of all amendments of or supplements to the foregoing, if any. The Company will also furnish the Custodian with a copy of the opinion of counsel for the Company with respect to the validity of the Shares and the status of such Shares under the 1933 Act filed with the SEC, and any other applicable federal law or regulation; and

                  (o) Before any Fund of the Company engages in any transactions regulated by the Commodity Futures Trading Commission ("CFTC"), a copy of either
(i) a filed notice of eligibility to claim the exclusion from the definition of "commodity pool operator" contained in Section 2(a)(1)(A) of the Commodity Exchange Act ("CEA") that is provided in Rule 4.5 under the CEA, together with all supplements as are required by the CFTC, or (ii) a letter which has been granted to the Company by the CFTC which states that the Company will not be treated as a "pool" as defined in Section 4.10(d) of the CFTC's General Regulations, or (iii) a letter which has been granted to the Company by the CFTC which states that the CFTC will not take any enforcement action if the Company does not register as a "commodity pool operator."

         The Company will furnish the Custodian from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

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3.       Definitions.

                  (a) "Authorized Person". As used in this Agreement, the term "Authorized Person" means any of the Company's officers, and any other person, whether or not any such person is an officer or employee of the Company, duly authorized by the Board of Directors of the Company to give Oral and Written Instructions on behalf of the Company and listed on Schedule A, which may be amended from time to time.

                  (b) "Book-Entry System". As used in this Agreement, the term "Book-Entry System" means the Federal Reserve/Treasury book-entry system for United States and federal agency securities, its successor or successors and its nominee or nominees and any book-entry system maintained by a clearing agency registered with the SEC under Section 17A of the Securities Exchange Act of 1934 (the "1934 Act").

                  (c) "Oral Instructions". As used in this Agreement, the term "Oral Instructions" means oral instructions actually received by the Custodian from an Authorized Person or from a person reasonably believed by the Custodian to be an Authorized Person. The Company agrees to deliver to the Custodian, at the time and in the manner specified in Paragraph 9 of this Agreement Written Instructions confirming Oral Instructions.

                  (d) "Officer's Certificate". The term "Officer's Certificate" as used in this Agreement means instructions delivered by hand, mail, tested telegram, cable, telex, facsimile sending device, and received by the Custodians signed by two officers of the Company listed on Schedule B.

                  (e) "Property". The term "Property", as used in this Agreement, means:
                      (i) any and all securities and other property of the Company which the Company may from time to time deposit, or cause to be deposited, with the Custodian or which the Custodian may, from time to time, hold for the Company;
                      (ii) all income in respect of any other such securities or other property;
                      (iii) all proceeds of the sales of any of such securities or other property; and

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                      (iv) all proceeds of the sale of securities issued by the
Company, which are received by the Custodian from time to time from or on behalf of the Company.

                  (f) "Securities Depository". As used in this Agreement, the term "Securities Depository" shall mean The Depository Trust Company, a clearing agency registered with the SEC or its successor or successors and its nominee or nominees; and shall also mean any other registered clearing agency, its successor or successors specifically identified in a certified copy of a resolution of the Company's Board of Directors approving deposits by the Custodian therein.

                  (g) "Written Instructions". As used in this Agreement, "Written Instructions" means instructions delivered by hand, mail, tested telegram, cable, telex, facsimile sending device, and received by the Custodian, signed by two Authorized Persons.

         4. Delivery and Registration of the Property. The Company will deliver or cause to be delivered to the Custodian all securities and all monies owned by it, including cash received for the issuance of its Shares, at any time during the period of this Agreement, except for securities and monies to be delivered to any sub-custodian appointed pursuant to Paragraph 7 hereof. The Custodian will not be responsible for such securities and such monies until actually received by it. All securities delivered to the Custodian or to any such sub-custodian (other than in bearer form) shall be registered in the name of the Company or in the name of a nominee of the fund or in the name of the Custodian or any nominee of the Custodian (with or without indication of fiduciary status) or in the name of any sub-custodian or any nominee of such sub-custodian appointed pursuant to Paragraph 7 hereof or shall be properly endorsed and in form for transfer satisfactory to the Custodian.

         5. Voting Rights. With respect to all securities, however registered, it is understood that the voting and other rights and powers shall be exercised by the Company. The Custodian's only duty shall be to mail to the Company any documents received, including proxy statements and offering circulars, with any proxies for securities registered in a nominee name executed by such nominee. Where warrants, options, tenders or other securities have fixed expiration dates, the Company understands that in order for the Custodian to act, the Custodian must receive the

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Company's instructions at its offices in New York, addressed as the Custodian may from time to time request, by no later than noon (New York City time) at least one business day prior to the last scheduled date to act with respect thereto (or such earlier date or time as the Custodian may reasonably notify the Company). Absent the Custodian's timely receipt of such instructions, such instructions will expire without liability to the Custodian. Corporate reports need not be forwarded to the Company.

         6. Receipt and Disbursement of Money.

                      (a) the Custodian shall open and maintain a custody account for each Fund of the Company, subject only to draft or order by the Custodian acting pursuant to the terms of this Agreement, and shall hold in such account, subject to the provisions hereof, all cash received by it from or for the Company. The Custodian shall make payments of cash to, or for the account of, each Fund of the Company from such cash only (i) for the purchase of securities for the Company as provided in paragraph 14 hereof; (ii) upon receipt of an Officer's Certificate for the payment of dividends or other distributions of shares, or for the payment of interest, taxes, administration, distribution or advisory fees or expenses which are to be borne by the Company under the terms of this Agreement, and, with respect to each Fund, and Investment Advisory Agreement, Sub-Advisory Agreement, Administration Agreement or Distribution Agreement; (iii) upon receipt of Written Instructions for payments in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Company and held by or to be delivered to the Custodian; (iv) to a sub-custodian pursuant to Paragraph 7 hereof; or (v) for the redemption of Fund Shares; or (vi) upon receipt of an Officer's Certificate for other corporate purposes. No payment pursuant to (i) above shall be made unless the Custodian has received a copy of the broker's or dealer's confirmation or the payee's invoice as appropriate.

                      (b) The Custodian is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Company.

                      (c) In the event that a payment required to be made under this Agreement exceeds the cash available in the account of a Fund, the Custodian, in its discretion, may advance

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to the Fund an amount equal to that excess and such advance will be deemed a loan from Custodian to the Fund, payable on demand, bearing interest at such fair market rate as may be agreed upon from time to time by the parties hereto. Custodian may not unreasonably decline to advance funds. In exercising its discretion under this Paragraph 6(c), Custodian recognizes the interest of a Fund in avoiding failed trades and in meeting redemption requests on a same-day basis, and will inform the Fund immediately whenever Custodian anticipates that it may, in the future, be necessary to exercise its discretion to decline an advance of funds. In any event, where practicable, Custodian will give a Fund at least three business days' notice before declining to advance funds. In this regard, the parties agree to cooperate in good faith to minimize the need for advances under this Paragraph 6(c).

         7. Receipt of Securities.

                      (a) Except as provided by Paragraph 8 hereof, the Custodian shall hold and physically segregate in a separate account with respect to each Fund, identifiable from those of any other person, all securities and non-cash property received by it for the Company. All such securities and non-cash property are to be held or disposed of by the Custodian for each Fund of the Company pursuant to the terms of this Agreement. In the absence of Written Instructions accompanied by a certified resolution authorizing the specific transaction by the Company's Board of Directors, the Custodian shall have no power or authority to withdraw, deliver, assign, hypothecate, pledge or otherwise dispose of any such securities and investments, except in accordance with the express terms provided for in this Agreement. In no case may any director, officer, employee or agent of the Company withdraw any securities except as provided in this Agreement and pursuant to a duly adopted resolution of the Board of Directors. In connection with its duties under this Paragraph 7, the Custodian may, at its own expense, enter into sub-custodian Agreements with other banks or trust companies for the receipt of certain securities and cash to be held by the Custodian for the account of a Fund of the Company pursuant to this Agreement; provided that each such bank or trust company has an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than one million dollars

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($1,000,000) for a Custodian subsidiary or affiliate, or of not less than twenty million dollars ($20,000,000) for a sub-custodian that is not a Custodian subsidiary or affiliate and that in either case such bank or trust company agrees with the Custodian to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. The Custodian will provide the Company with a copy of each sub-custodian agreement it executes relating to the Company. The Custodian will be liable for acts or omissions of any such sub-custodian, under the standards of care provided for herein, of any bank or trust company that it chooses pursuant to this Paragraph 7.

                      (b) Promptly after the close of business on each day the Custodian shall furnish the Company with confirmations and a summary of all transfers to or from the account of each Fund of the Company during said day. Where securities are transferred to the account of any Fund of the Company established at a Securities Depository or the Book-Entry System pursuant to Paragraph 8 herein, the Custodian shall also by book-entry or otherwise, identify as belonging to such Fund the quantity of securities in a fungible bulk of securities registered in the name of the Custodian (or its nominee) or shown in the Custodian's account on the books of a Securities Depository or the Book-Entry System. At least monthly and from time to time, the Custodian shall furnish the Company with a detailed statement of the Property held for each Fund under this Agreement.

         8. Use of Securities Depository or the Book-Entry System. The Company shall deliver to the Custodian a certified resolution of the Board of Directors of the Company approving, authorizing and instructing the Custodian on a continuous and ongoing basis until instructed to the contrary by Oral or Written Instructions actually received by the Custodian (i) to deposit in a Securities Depository or the Book-Entry System all securities of the Company eligible for deposit therein and (ii) to utilize a Securities Depository or the Book-Entry System to the extent possible in connection with the performance of its duties hereunder, including without limitation settlements of purchases and sales of securities by the Company, and deliveries and returns of securities loaned, subject to repurchase agreements or used as collateral in connection

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with borrowings. Without limiting the generality of such use, it is agreed that the following provisions shall apply thereto:

                      (a) Securities and any cash of the Company deposited in a Securities Depository or the Book-Entry System will at all times be segregated from any assets and cash controlled by the Custodian in other than a fiduciary or custodian capacity. The Custodian and its sub-custodians, if any, will pay out money only upon receipt of securities and will deliver securities only upon receipt of money, unless the Company has given the Custodian Written Instructions to the contrary.

                      (b) All books and records maintained by the Custodian that relate to the Company participation in a Securities Depository or the Book-Entry System will at all times during the Custodian's regular business hours be open to the inspection of the Company's duly authorized employees or agents and the Company's independent auditors in accordance with applicable regulations, and the Company will be furnished with all information in respect of the services rendered to it as it may require.

                      (c) The Custodian will provide the Company with copies of any report obtained by the Custodian on the system of internal accounting control of the Securities Depository or Book-Entry System promptly after receipt of such a report by the Custodian. The Custodian will also provide the Company with such reports on its own system of internal control as the Company may reasonably request from time to time.

         9. Instructions Consistent With the Charter, etc.. Unless otherwise provided in this Agreement, the Custodian shall act only upon Oral and Written Instructions. The Custodian may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provision of the Charter or By-Laws or any vote or resolution of the Company's Board of Directors, or any committee thereof. The Custodian shall be entitled to rely upon any Oral or Written Instructions actually received by the Custodian pursuant to this Agreement. The Company agrees to forward to the Custodian Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by the Custodian at the close of business

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of the same day that such Oral Instructions are given to the Custodian. The
Company agrees that the fact that such confirming Written Instructions are not received by the Custodian shall in no way affect the validity of any of the transactions authorized by the Company by giving Oral Instructions. The Company agrees that the Custodian shall incur no liability in acting upon Oral Instructions given to the Custodian hereunder concerning such transactions, provided that such instructions reasonably appear to have been received from an Authorized Person, unless any liability to the Company results from the negligence or willful misconduct of the Custodian. In accordance with instructions from the Company, as required by accepted industry practice or as the Custodian may elect in effecting the execution of the Company instructions, advances of cash or other Property made by the Custodian, arising from the purchase, sale, redemption, transfer or other disposition of Property of the Company, or in connection with the disbursement of funds to any party, or in payment of fees, expenses, claims or liabilities owed to the Custodian by the Company, or to any other party which has secured judgment in a court of law against the Company which creates an overdraft in the accounts or overdelivery of Property shall be deemed a loan by the Custodian to the Company, payable on demand, bearing interest at such rate customarily charged by the Custodian for similar loans.

         10. Transactions Not Requiring Instructions. The Custodian is authorized to take the following action without Written Instructions:

                      (a) Collection of Income and Other Payments. The Custodian shall:

                           (i) collect and receive for the account of any Fund
of the Company, all income and other payments and distributions, including (without limitation) stock dividends, rights, warrants and similar items, included or to be included in the Property of any Fund of the Company, and promptly advise the Company of such receipt and shall credit such income, as collected, to such Fund of the Company. From time to time, the Custodian may elect, but shall not be so obligated, to credit the account with interest, dividends or principal payments on payable or contractual settlement date, in anticipation of receiving same from a payor, central depository, broker or other agent employed by the Company or the Custodian. Any such

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crediting and posting shall be at the Company's sole risk, and the Custodian shall be authorized to reverse any such advance posting in the event that it does not receive good funds from any such payor, central depository, broker or agent.

                           (ii) with respect to securities of foreign issue,
effect collection of dividends, interest and other income, and to notify the Company of any call for redemption, offer of exchange, right of subscription, reorganization, or other proceedings affecting such securities, or any default in payments due thereon. It is understood, however, that the Custodian shall be under no responsibility for any failure or delay in effecting such collections or giving such notice with respect to domestic securities regardless of whether or not the relevant information is published in any financial service available to it unless such failure or delay is due to its negligence; however, this sentence shall not be construed as creating any such responsibility with respect to securities of non-foreign issue, other than such responsibility of the Custodian. Collections of income in foreign currency are, to the extent possible, to be converted into United States dollars unless otherwise instructed in writing, and in effecting such conversion the Custodian may use such methods or agencies as it may see fit, including the facilities of its own foreign division at customary rates. All risk and expenses incident to such collection and conversion is for the account of the Company and the Custodian shall have no responsibility for fluctuations in exchange rates affecting any such conversion.

                           (iii) endorse and deposit for collection in the name
of the Company and each of its Funds, checks, drafts, or other orders for the payment of money on the same day as received;

                           (iv) receive and hold for the account of each of the
Company's all securities received by the Company as a result of a stock dividend, share or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any portfolio securities of the Company held by the Custodian hereunder;

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                           (v) present for payment and collect the amount
payable upon all securities which may mature or be called, redeemed or retired, or otherwise become payable on the date such securities become payable; (vi) take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts and other negotiable instructions;

                           (vii) with respect to domestic securities, to
exchange securities in temporary form for securities in definitive form, to effect an exchange of the shares where the par value of stock is changed, and to surrender securities at maturity or when advised of earlier call for redemption, against payment therefor, in accordance with accepted industry practice. When fractional shares of stock of a declaring corporation are received as a stock distribution, the Custodian is authorized to sell the fraction received and credit the Company account. Unless specifically instructed to the contrary in writing, the Custodian is authorized to exchange securities in bearer form for securities in registered form. If any Property registered in the name of a nominee of the Custodian is called for partial redemption by the issuer of such Property, the Custodian is authorized to allot the called portion to the respective beneficial holders of the Property in such manner deemed to be fair and equitable by the Custodian in its sole discretion.

                      (b) Miscellaneous Transactions. The Custodian is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

                      (c) for examination by a broker selling for the account of the Company in accordance with street delivery custom;

                      (d) for the exchange for interim receipts or temporary securities for definitive securities;

                      (e) for transfer of securities into the name of the Company or the Custodian or a nominee of either, or for exchange or securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same

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interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to the Custodian.

         11. Transactions Requiring Instructions. Upon receipt of Oral or Written Instructions and not otherwise, the Custodian, directly or through the use of a Securities Depository or the Book-Entry System, shall:

                      (a) Execute and deliver to such persons as may be designated in such Oral or Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Company as owner of any securities may be exercised;

                      (b) Deliver any securities held for any Fund of the Company against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

                      (c) Deliver any securities held for any Fund of the Company to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, against receipt of such certificates or deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

                      (d) Make such transfers or exchanges of the assets of any Fund of the Company and take such other steps as shall be stated in said instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Company;

                      (e) Release securities belonging to any Fund of the Company to any bank or trust company for the purpose of pledge or hypothecation to secure any loan incurred by the Company; provided, however, that securities shall be released only upon payment to the Custodian of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made, subject to proper prior authorization, further securities may be

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released for that purpose; and pay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

                      (f) Deliver any securities held for the Company upon the exercise of a covered call option written by the Company on such securities;

                      (g) Release and deliver securities owned by the Company in connection with any repurchase agreement entered into on behalf of any Fund of the Company, but only on receipt of payment therefor; and pay out monies of the Company in connection with such repurchase agreements, but only upon the delivery of the securities;

                      (h) Otherwise transfer, exchange or deliver securities in accordance with Oral or Written Instructions.

         12. Segregated Accounts.

                      (a) The Custodian shall, upon receipt of Written or Oral Instructions, establish and maintain a segregated account or accounts, on its records, for and on behalf of any Fund of the Company, into which account or accounts may be transferred cash and/or securities, including securities in the Book-Entry System (i) for the purposes of compliance by the Company with the procedures required by a securities or option exchange, providing such complies with the Investment Company Act and Release No. 10666 or any subsequent release or releases of the Securities and Exchange Commission relating to the maintenance of segregated accounts by registered investment companies and (ii) for other proper corporate purposes, but only, in the case of clause (ii), upon receipt of Written Instructions.

         13. Dividend and Distributions.

                      (a) The Company shall furnish the Custodian with appropriate evidence of action by the Company's Board of Directors declaring and authorizing the payment of any dividends and distributions. Upon receipt by the Custodian of an Officer's Certificate with respect to dividends and distributions declared by the Company's Board of Directors and payable to shareholders of any Fund who are entitled to receive cash for fractional shares and those who have elected in the proper manner to receive their distributions on dividends in cash, and in

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

conformance with procedures mutually agreed upon by the Custodian, The Company and the Company's Administrator or transfer agent, the Custodian shall pay to the Fund's transfer agent, as agent for the shareholders, an amount equal to the amount indicated in said Officer's Certificate as payable by the fund to such shareholders for distribution in cash by the transfer agent to such shareholders. In lieu of paying the Company's transfer agent cash dividends and distributions, the Custodian may arrange for the direct payment of cash dividends and distributions to shareholders by the Custodian in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Company, the Custodian and the Company's Administrator and Transfer Agent.

         In accordance with the Prospectuses, the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, and with such procedures and controls as are mutually agreed upon from time to time by and among the Company, the Custodian, the Company's Administrator and Transfer Agent, the Custodian shall arrange for the establishment of Individual Retirement Accounts ("IRAs") as custodian accounts for such shareholders holding shares through IRA accounts.

                      (b) The Custodian may enter into separate custodial agreements with various futures commission merchants ("FCMs") that the Company uses (each an "FCM Agreement"), pursuant to which the Company's margin deposits in any transactions involving futures contracts and options on futures contracts will be held by the Custodian in accounts (each an "FCM Account") subject to the disposition by the FCM involved in such contracts in accordance with the customer contract between FCM and the Company ("FCM Contract"), SEC rules governing such segregated accounts, CFTC rules and the rules of the applicable commodities exchange. Such FCM Agreements shall only be entered into upon receipt of Written Instructions from the Company which stated that (i) an FCM Contract has been entered into; and (ii) the Company is in compliance with all the rules and regulations of the CFTC. Transfers of initial margin shall be made into FCM Account only upon Written Instructions; transfers of premium and variation margin may be made into an FCM Account pursuant to Oral Instructions. Transfers of funds from an FCM Account to the FCM for which the Custodian holds such an account may only occur upon certification by the FCM to the Custodian that pursuant to the FCM Agreement and the FCM Contract, all conditions precedent to its right to give the Custodian such instruction have been satisfied.

         14. Purchase of Securities. Promptly after each purchase of securities by the Adviser on behalf of any Fund, the Company shall deliver to the Custodian Oral or Written Instructions specifying with respect to each such purchase: (a) the name of the issuer and the title of the securities, (b) the number of shares of the principal amount purchased and accrued interest, if any, (c) the dates of purchase and settlement, (d) the purchase price per unit, (e) the total amount payable upon such purchase, (f) the name of the person, from whom, or the broker through whom, the purchase was made and (g) the Fund for which the purchase was made. The Custodian shall, upon receipt of securities purchased by or for the Company, pay out of the monies held for the account of such Fund, the total amount payable to the person, from whom, or the broker through whom, the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral or Written Instructions.

         15. Notation. With respect to each deposit or withdrawal of securities or when ordering the deposit or withdrawal of securities from safekeeping, the Custodian shall sign a notation in respect of each such deposit, withdrawal or order that shall show: (a) the date and time of the deposit, withdrawal or order; (b) the title and amount of the securities or other investments deposited, withdrawn or ordered to be withdrawn, and the identification thereof by certificate numbers or otherwise; (c) the manner of acquisition of the securities or similar investments deposited or the purpose for which they have been withdrawn, or ordered to be withdrawn; and (d) if withdrawn and delivered to another person, the name of such person. The time of any deposit, withdrawal or order means the time of the formal recording of such transactions on the books of the Custodian at the Custodian's close of business. Such notation shall be transmitted promptly to an officer or director of the Company designated by the Board of

Directors who shall not otherwise be authorized to have access to the Company's securities. Such notation shall be on serially numbered forms and shall be preserved for at least one year.

         16. Sales of Securities. Promptly after each sale of securities by the Adviser, the Company shall deliver to the Custodian Oral or Written Instructions, specifying with respect to each such sale: (a) the name of the issuer and the title of the security, (b) the number of the shares or principal amount sold, and accrued interest, if any, (c) the dates of sale, (d) the sale price per unit, (e) the total amount payable to the Company upon such sale, (f) the name of the broker, through whom, or the person to whom, the sale was made and (g) the Fund for which the sale was made. The Custodian shall deliver the securities upon receipt of the total amount payable to the Company upon such sale, provided that the same conforms to the total amount payable as set forth in such Oral and Written Instructions. Subject to the foregoing, the Custodian may accept payment in such form as shall be satisfactory to it, and may deliver securities and arrange for payment in accordance with the customs prevailing among dealers in securities.

         17. Records. The books and records pertaining to the Company which are in the possession of the Custodian shall be the property of the Company. Such books and records shall be prepared and maintained as required by the 1940 Act, as amended, and other applicable securities laws and rules and regulations. The SEC, the Company, or the Company's authorized representatives, shall have access to such books and records at all times during the Custodian's normal business hours, and such books and records shall be surrendered to the Company promptly upon request. Upon reasonable request of the Company, copies of any such books and records shall be provided by the Custodian to the Company or the Company's authorized representative at the Company's expense.

         18. Reports.

                      (a) The Custodian shall furnish the Company the following reports:

                      (i) such periodic and special reports as the Company may reasonably request;

                      (ii) a monthly statement summarizing all transactions and entries for the account of each Fund of the Company;

                      (iii) a monthly report of portfolio securities belonging to each fund of the Company showing the adjusted average cost of each issue and the market value at the end of such month;

                      (iv) a monthly report of the cash account of each Fund of the Company showing disbursements;

                      (v) the reports to be furnished to the Company pursuant to Rule 17f-4 under the 1940 Act; and

                      (vi) such other information as may be agreed upon from time to time between the Company and the Custodian.

                      (b) The Custodian shall transmit promptly to the Company any proxy statement, proxy materials, notice of a call or conversation or similar communications received by it as Custodian of the Property.

         19. Cooperation with Accountants. The Custodian shall cooperate with the Company's independent certified public accountant and shall take all reasonable action in the performance of its obligations under this Agreement and those under Rule 17f-2 under the 1940 Act ("Rule 17f-2") to the extent such Rule is applicable, to assure that the necessary information is made available to such accountant for the expression of its unqualified opinion with respect to, including without limitation, the three audits required each year, the certificates with respect to such annual audits and the opinion included in the Company's semi-annual report on Form N-SAR, and will require each sub-custodian appointed pursuant to paragraph 7 hereof to grant such access to the information to the fund's independent certified public accountant. The Custodian shall require any sub-custodian it appoints with respect to the Company to comply with the provisions of this Paragraph 19.

         20. Confidentiality. The Custodian agrees on behalf of itself and its employees to treat confidentially and as the proprietary information of the Company, all record and other information relative to the Company and its prior, present or potential shareholders and relative to the managers and its prior, present or potential customers, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Custodian may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

         21. Equipment Failures. In the event of equipment failures beyond the Custodian's control, the Custodian shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions but shall not have liability with respect thereto. The Custodian shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for back up emergency use of electronic data processing equipment to the extent appropriate equipment is available.

         22. Right to Receive Advice.

                      (a) Advice of Fund. If the Custodian shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Company clarification or advice, including Oral or Written Instructions.

                      (b) Advice of Counsel. If the Custodian shall be in doubt as to any question of law involved in any action to be taken or omitted by the Custodian, it may request advice at its own cost from counsel of its own choosing (who may be counsel for the Company or the Custodian, at the option of the Custodian).

                      (c) Conflicting Advice. In case of conflict between directions, advice or Oral or Written Instructions received by the Custodian pursuant to subparagraph (a) of this paragraph and advice received by the Custodian pursuant to subparagraph (b) of this paragraph, the Custodian shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

                      (d) Protection of the Custodian. The Custodian shall be protected in any action or inaction which it takes or omits to take in reliance on any directions, advice or Oral or Written Instructions received pursuant to subparagraphs (a) or (b) of this section which the Custodian, after receipt of any such directions, advice or Oral or Written Instructions, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be. Nothing in this paragraph shall be construed as imposing upon the Custodian any obligation (i) to seek such directions, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral or Written Instructions when received, unless, under the terms or another provision of this Agreement, the same is a condition to the Custodian's properly taking or omitting to take such action. Nothing in this subparagraph shall excuse the Custodian when an action or omission on the part of the Custodian constitutes willful misfeasance, bad faith, negligence or reckless disregard by the Custodian of its duties under this Agreement.

         23. Compliance with Governmental Rules and Regulations. The Custodian undertakes to comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties and obligations to be performed by the Custodian hereunder. The Custodian acknowledges that the Company is subject to Rule 17f-2 and will undertake to assist the Company in complying with its obligations thereunder.

         24. Compensation. As compensation for the services rendered by the Custodian during the term of this Agreement, the Company will pay to the Custodian, in addition to reimbursement of its out-of-pocket expenses, monthly fees as outlined in Schedule C, or as otherwise agreed upon from time to time in writing by the Custodian and the Company.

         25. Indemnification. The Company, as sole owner of the Property, agrees to indemnify and hold harmless the Custodian and its nominees from all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, liabilities arising under the 1933 Act, the Act of 1934, the 1940 Act, the CEA, and any state and foreign securities and blue sky laws, all as or to be amended from time to time) and expenses, including (without limitation) attorney's fees and disbursements, arising directly or indirectly (a) from the fact that securities included in the Property are registered in the name of any such nominee or (b) without limiting the generality of the foregoing clause (a) from any action or thing which the Custodian takes or does or omits to take or do (i) at the request or at the direction of or in reliance on the advice of the Company, or (ii) upon Oral or Written Instructions, provided, that neither the Custodian nor any of its nominees or sub-custodians shall be indemnified against any liability to any Fund of the Company or to its shareholders (or any expenses incident to such liability) arising out of (x) the Custodian's or such nominee's or sub-custodian's own willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement or any agreement between the Custodian and any nominee or sub-custodian or (y) the Custodian's own negligent failure to perform its duties under this Agreement. In the event of any advance of cash for any purpose made by the Custodian resulting from Oral or Written Instructions of the Company, or in the event that the Custodian or its nominee or sub-custodian shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee's or sub-custodian's own negligent action, negligent failure to act, willful misconduct, or reckless disregard, the Company shall promptly reimburse the Custodian for such advance of cash or such taxes, charges, expenses, assessment claims or liabilities. Notwithstanding anything to the contrary, any one Fund shall not provide indemnification to the Custodian for any loss or liability resulting from actions with respect to any other Fund.

         26. Responsibility of The Custodian. The Custodian shall be under no duty to take any action on behalf of the Company except as specifically set forth herein or as may be specifically agreed to by the Custodian in writing. In the performance of its duties hereunder, the Custodian shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement. The Custodian shall be responsible for its own negligent failure or that of any sub-custodian it shall appoint to perform its duties under this Agreement but to the extent that duties, obligations and responsibilities are not expressly set forth in this Agreement, the Custodian shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith, or negligence on the part of the Custodian or reckless disregard of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, the Custodian in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (a) the validity or invalidity or authority or lack thereof of any advice, direction, notice or other instrument which conforms to the applicable requirements of this Agreement, if any, and which the Custodian believes to be genuine, (b) the validity of the issue of any securities purchased or sold by the Company, the legality of the purchase or sale thereof or the propriety of the amount paid or received therefor, (c) the legality of the issue or sale of any Shares, or the sufficiency of the amount to be received therefor, (d) delays or errors or loss of data occurring by reason of circumstances beyond the Custodian's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown (except as provided in Paragraph 21), flood or catastrophe, acts of God, insurrection, war, riots, or failure of the mail, transportation, communication or power supply.

         27. Collection. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by the Custodian) shall be at the sole risk of the Company. In any case in which the Custodian does not receive any payment due the Company within a reasonable time after the Custodian has made proper demands for the same, it shall so notify the Company in writing, including copies of all demand letters, any written responses thereto, and memoranda of all oral responses thereto, and to telephonic demands, and await instructions from the Company. The Custodian shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. The Custodian shall also notify the Company as soon as reasonably practicable whenever income due on securities is not collected in due course.

         28. Duration and Termination. This Agreement shall be effective as of the date hereof and shall continue until termination by the Company or by the Custodian on 60 days written notice provided that this Agreement shall terminate at the end of two years from the date hereof unless the Agreement is approved on an annual basis thereafter by the Board of Directors of the Company, including a majority of the Directors who are not "interested persons" under the 1940 Act. Upon any termination of this Agreement, pending appointment of a successor to the Custodian or a vote of the shareholders of the Company to dissolve or to function without a custodian of its cash, securities or other property, the Custodian shall not deliver cash, securities or other property of the Company to the Company, but may deliver them to a bank or trust company of its own selection, having aggregate capital, surplus and undivided profits, as shown by its last published report of not less than twenty million dollars ($20,000,000) as a custodian for the Company to be held under terms similar to those of this Agreement, provided, however, that the Custodian shall not be required to make any such delivery or payment until full payment shall have been made by the Company of all liabilities constituting a charge on, or against, the properties then held by the Custodian, or on or against the Custodian, and until full payment shall have been made to the Custodian of all of its fee, compensation, costs and expenses, subject to the provisions of Paragraph 21 of this Agreement.

         29. Notices. All notices and other communications (collectively referred to as "Notice" or "Notices" in this paragraph) hereunder shall be in writing or by confirm in telegram, cable, telex, or facsimile sending device. Notices shall be addressed (a) if the Custodian, at the Custodian's address, 901 Main Street, Dallas, Texas 75283-2222, Attention: ______; (b) if to the Company, at the address of Nations LifeGoal Funds, Inc., 111 Center Street, Little Rock, Arkansas 72201, Attention: Richard H. Blank, Jr., Secretary; or (c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication. Notice shall be deemed to have been given when actually received by the other party. All postage, cable, telegram, telex and facsimile sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.

         30. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         31. Amendments. This Agreement or any party hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

         32. Miscellaneous. This Agreement embodies the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in New York and governed by New York law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their offices designated below as of the day and year first above written.

NATIONS LIFEGOAL FUNDS, INC.
     on behalf of the LifeGoal Portfolios


By: /s/ A. Max Walker                        ATTEST:  /s/ Richard H. Blank, Jr.
    -----------------                                 -------------------------
    Name:  A. Max Walker                              Secretary
    Title: President and Chairman of the
           Board of Directors

NATIONSBANK OF TEXAS, N.A.                    ATTEST:  /s/ Joseph T. Brady
                                                       ------------------------
                                                       Senior Vice President

By:  /s/ John R. Glover
     ---------------------
     Name: John R. Glover
     Title:    Senior Vice President

                                   SCHEDULE A

                             AUTHORIZED PERSONS FOR
                          ORAL AND WRITTEN INSTRUCTIONS


                                  ANDREW SILTON
                                CHARLES T. CLAPP
                                EDWARD D. BEDARD
                                   JAMES JONES
                               RICHARD S. SZAFRAN

                                   SCHEDULE B
                                   ----------
                             OFFICERS OF THE COMPANY


        A. Max Walker                   President and Chief Executive Officer

        Richard H. Rose                 Treasurer

        Joseph C. Viselli               Assistant Treasurer

        Richard H. Blank, Jr.           Secretary

        Michael W. Nolte                Assistant Secretary

        Louise P. Newcomb               Assistant Secretary

        James E. Banks, Jr.             Assistant Secretary

                                   SCHEDULE C
                                   ----------

                                  FEE SCHEDULE


Each Portfolio of the Company shall pay the Custodian the following annual fees:

1.       1.25% of 1.00% of the average daily net assets of each Portfolio;

2.       $10.00 per Repurchase Collateral movement; and

3.       $15.00 per Purchase, Sale and Maturity transaction

This fee will be paid monthly, based upon the average daily net assets of each Portfolio.

                                   SCHEDULE I


         The Custody Agreement between the Company and the Custodian applies to the following portfolios of the Company:

                            LifeGoal Growth Portfolio
                       LifeGoal Balanced Growth Portfolio
                      LifeGoal Income and Growth Portfolio